Exhibit 10.12

CAMPUSLINK STOCK PURCHASE AGREEMENT

THIS CAMPUSLINK STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 22, 2005, is made by and among PaeTec Corp., a corporation organized under the laws of the State of Delaware (the “Company”), the persons and entities set forth on the signature pages hereof under the heading “Campuslink Stockholders” (collectively, the “Campuslink Stockholders”) and the persons and entities set forth on the signature pages hereof under the heading “Other Stockholders” (collectively, the “Other Stockholders” and, together with the Campuslink Stockholders, the “Stockholders”).

W I T N E S S E T H :

WHEREAS, each Stockholder is the record owner of the number of shares of the Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) set forth opposite the name of such Stockholder on Schedule 1 attached hereto;

WHEREAS, each Campuslink Stockholder is a “CCS Group Stockholder” under the Stockholders’ Agreement, dated as of September 9, 1999, as amended as of February 4, 2000, among the Company, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust Dated April 25, 1998 (“Mr. Edgecomb”), Jeffrey Sudikoff (“Mr. Sudikoff”) and each CCS Group Stockholder (the “Campuslink Stockholders’ Agreement”);

WHEREAS, each Other Stockholder is affiliated with one or more of the Campuslink Stockholders;

WHEREAS, the Company wishes (i) to consummate a recapitalization (the “Recapitalization”) in which, among other transactions, the Class A Common Stock and the Class B common stock, par value $0.01 per share, of the Company will be reclassified (the “Reclassification”) into a single class of common stock, par value $0.01 per share, of the Company (the “New Common Stock”) and (ii) immediately after the consummation of the Recapitalization, to offer, issue and sell shares of the New Common Stock in an underwritten initial public offering (the “IPO”) registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, if the IPO constitutes a “Qualified Public Offering,” as defined in Section 11 of Article VI (the “QPO Provision”) of the Restated Certificate of Incorporation of the Company in effect as of the date hereof (the “Certificate of Incorporation”), the Company may require the holders of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) to convert all, and not less than all, of the then-outstanding shares of the Series A Preferred Stock into common stock of the Company in connection with the closing of the IPO;

WHEREAS, the existing definition of a “Qualified Public Offering” requires the Company to (i) issue and sell “Common Stock” (as such term is defined in the QPO Provision) pursuant to a “Public Offering” (as such term is defined in the QPO Provision) at a price per share of Common Stock paid to the Company which equals or exceeds (x) 1.5 times (y) the conversion price of the Series A Preferred Stock in effect immediately prior to the consummation of such Public Offering (the “Series A Conversion Price”) and (ii) receive gross proceeds of such Public Offering which equal or exceed $50 million;

WHEREAS, the Company has proposed to amend the definition of “Qualified Public Offering” in the QPO Provision to provide that a “Qualified Public Offering” will occur even if the price per share of Common Stock paid to the Company pursuant to the IPO does not equal or exceed the minimum price specified in the QPO Provision, but that the Series A Conversion Price will be reduced in such event according to a formula specified in such amendment (such amendment in the form specified in this Agreement, the “QPO Amendment”);

WHEREAS, in connection with the IPO, the Company will file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (i) a certificate of amendment to the Certificate of Incorporation containing the QPO Amendment and additional amendments to the Certificate of Incorporation, which shall be effective prior to the closing of the IPO (the “Certificate of Amendment”), and (ii) an amended and restated Certificate of Incorporation, which shall be effective from and after the closing of the IPO (the “Restated Certificate of Incorporation”);

WHEREAS, to facilitate the consummation of the IPO, the Company proposes to enter into an agreement (as amended from time to time, the “Series A Stockholder Agreement”) with the holders of the Series A Preferred Stock pursuant to which such holders will consent to and approve the QPO Amendment and other matters related to the Recapitalization and the IPO;

WHEREAS, upon consummation of the IPO, in consideration of various consents, approvals and other actions by the Campuslink Stockholders and certain other stockholders of the Company, the Company proposes to sell shares of the New Common Stock to the Campuslink Stockholders and such other stockholders if the Series A Conversion Price is reduced pursuant to the QPO Amendment, and to permit the Stockholders to offer and sell shares of New Common Stock pursuant to the IPO, upon the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the IPO, the Company proposes to take other actions pursuant to this Agreement and agreements with other stockholders of the Company, all dated as of the date hereof; and

WHEREAS, following a recommendation of a committee of the Board of Directors of the Company (the “Board of Directors”) composed exclusively of disinterested directors, the Board of Directors has reviewed the transactions contemplated by this Agreement and determined that this Agreement is in the best interests of the Company and its stockholders;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

APPROVALS, CONSENTS AND WAIVERS

1.1. Approval of Charter Amendments. Concurrently with the execution and delivery of this Agreement, each Stockholder, in such Stockholder’s capacity as an owner of record of the shares of Class A Common Stock set forth opposite the name of such Stockholder set forth on Schedule 1 attached hereto, acting with respect to all of such shares of Class A Common Stock, has delivered to the Company, as applicable, a duly executed counterpart of a written consent in lieu of a meeting of stockholders of the Company, in the form attached hereto as Exhibit A, approving and consenting to various matters, including each of the following:

(i)	the Certificate of Amendment in the form attached to such written consent;

(ii)	the Restated Certificate of Incorporation in the form attached to such written consent; and

(iii)	the Amended and Restated Bylaws of the Company in the form attached to such written consent (the “Restated Bylaws”).

The Company shall file the Certificate of Amendment with the Delaware Secretary of State, and the Certificate of Amendment shall become effective under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) prior to the IPO Closing Time. The Restated Certificate of Incorporation and the Restated Bylaws shall become effective under the Delaware General Corporation Law as of the IPO Closing Time or as soon as reasonably practicable thereafter and shall continue in effect thereafter until amended in accordance with their respective terms and the Delaware General Corporation Law.

1.2. Approval of Other Stockholder Agreements. Each Campuslink Stockholder hereby consents to and approves the following agreements:

(i)	the Series A Stockholder Agreement in substantially the form attached hereto as Exhibit B (the “Series A Stockholder Agreement”);

(ii)	the Initial Investors’ Stock Purchase Agreement, dated as of the date hereof, among the Company and the Persons set forth on the signature pages thereof as “Stockholders,” in substantially the form attached hereto as Exhibit C (the “Initial Investors’ Stock Purchase Agreement”);

(iii)	the Founding Stockholders’ Agreement, dated as of the date hereof, among the Company and the Persons set forth on the signature pages thereof as “Stockholders,” in substantially the form attached hereto as Exhibit D (the “Founding Stockholders’ Agreement”);

(iv)	Amendment No. 1 to Equity Purchase Agreement, dated as of the date hereof, among the Company and the Purchasers (as such term is defined therein), in substantially the form attached hereto as Exhibit E;

(v)	the Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), in substantially the form attached hereto as Exhibit F, with respect to the termination of the Preferred Stockholders’ Agreement;

(vi)	the Voting Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), in substantially the form attached hereto as Exhibit G;

(vii)	Letter Agreement, dated as of the date hereof, between the Company and Pacific Capital Group, Inc., and Letter Agreement, dated as of the date hereof, between the Company and Kline Hawkes & Co., in substantially the form attached hereto as Exhibit H-1 and Exhibit H-2, respectively; and

(viii)	Amendment No. 1, dated as of the date hereof, to Third Amended and Restated Loan and Security Agreement and to Second Amended and Restated Guaranty, each dated as of March 31, 2004, among the Company, and the Borrowers, Lenders, Administrative Agent and Collateral Agent specified therein, in substantially the form attached hereto as Exhibit I.

1.3. Approval and Waiver Under Campuslink Stockholders’ Agreement; Termination of Campuslink Stockholders’ Agreement.

1.3.1 This Agreement (together with the Other Stockholder Agreements) is and shall be deemed to be an amendment to and waiver of Section 5.1 of the Campuslink Stockholders’ Agreement, so that, notwithstanding any contrary provision in the Campuslink Stockholders’ Agreement or in any other agreement between the Company and any Campuslink Stockholder, (i) Section 5.1 of the Campuslink Stockholders’ Agreement shall not require or entitle the “CCS Group Directors” (as such term is defined in the Campuslink Stockholders’ Agreement, the “CCS Group Directors”) to approve or consent to, pursuant to Section 5.1 of the Campuslink Stockholders’ Agreement, and (ii) the Campuslink Stockholders’ shall by this Agreement have waived their right to have the CCS Group Directors approve or consent to, pursuant to Section 5.1 of the Campuslink Stockholders’ Agreement, any of (x) the Transactions or (y) the other instruments, documents or actions reasonably required to evidence or effectuate the consummation of the Transactions or otherwise to carry out the intent of the parties under this Agreement

(including any instruments, documents and actions with respect to Permitted Subordinated Debt contemplated by Exhibit I (as such term is defined in such exhibit)).

1.3.2 Each Campuslink Stockholder hereby consents to and approves the Transactions and all other instruments, documents and actions reasonably required to evidence or effectuate the consummation of the Transactions and otherwise to carry out the intent of the parties under this Agreement. The execution, delivery and performance of this Agreement by the Company shall be deemed to constitute full compliance by the Company and the Majority Stockholders (as such term is defined in the Campuslink Stockholders’ Agreement) with the provisions of the Campuslink Stockholders’ Agreement insofar as such provisions are applicable to the Transactions, and no Campuslink Stockholder shall assert any right, claim or entitlement under or by reason of the Campuslink Stockholders’ Agreement inconsistent with this Agreement. Without limiting the generality of the foregoing, each Campuslink Stockholder hereby waives, with respect to the Transactions, (i) the application of Section 2 of the Campuslink Stockholders’ Agreement and the provisions of any other agreement or understanding to which the Company, any Majority Stockholder (as such term is defined in the Campuslink Stockholders’ Agreement) or CIT Lending Services Corporation (“CIT”) is a party or by which any of the foregoing is or may be bound which grants such Campuslink Stockholder “tag-along” or other similar rights to sell or otherwise transfer Securities (as such term is defined in the Campuslink Stockholders’ Agreement) in connection with a proposed sale or other transfer of Securities by any Majority Stockholder or by CIT, and (ii)(A) except to the extent provided in Article II of this Agreement, the application of Section 3 of the Campuslink Stockholders’ Agreement and the provisions of any other agreement or understanding to which the Company is a party or by which it is or may be bound which grants such Campuslink Stockholder preemptive or other rights to purchase or otherwise acquire any shares of any class of capital stock of the Company and (B) compliance by the Company with the notice and other requirements of Section 3.2 of the Campuslink Stockholders’ Agreement.

1.3.3. This Agreement shall constitute a “written agreement” within the meaning of Section 8.2 and a “writing” within the meaning of Section 8.3 of the Campuslink Stockholders’ Agreement necessary for this Agreement to constitute such an amendment and waiver and for such amendment and waiver to be a valid and binding obligation of the Company and each Campuslink Stockholder, enforceable against the Company and each such Campuslink Stockholder.

1.3.4. The consents, waivers and approvals set forth in Section 1.2 and in Section 1.3 shall continue to be deemed to have been made following any amendment or modification of any agreement or instrument which constitutes part of the Transactions unless such amendment or modification (i) increases the rights of stockholders of the Company that are parties to such agreement or instrument in any material respect or (ii) adversely affects the contemplated benefits of this Agreement to the Campuslink Stockholders or the rights of the Campuslink Stockholders under this Agreement.

1.4. Board Observer Rights.

1.4.1 On or before the initial filing date of the IPO Registration Statement, the CCS Group Director shall resign from his position on the Board of Directors. The

Campuslink Stockholders shall have the right, effective upon such resignation, to appoint one representative (the “Representative”) to attend each meeting of the Board of Directors as a non-voting observer, whether such meeting is conducted in person or by videoconference or teleconference. Subject to the confidentiality provisions of this Section 1.4.1, the Company shall cause the Representative to be provided with all communications and materials that are provided by the Company to the Board of Directors generally, including all notices, board packages, reports, presentations, minutes and consents, at substantially the same time and in substantially the same manner that such communications and materials are provided by the Company to such members. Notwithstanding any other provision of this Section 1.4.1 to the contrary, the Board of Directors shall have the right to keep confidential from the Representative for such period of time as the Board of Directors deems reasonable any information and copies of written materials the Company is required by law to keep confidential. As a condition of the exercise of the Representative’s rights under this Section 1.4.1, the Representative shall enter into such agreements or undertakings with the Company as the Company may reasonably request to maintain the confidentiality of information provided to the Representative in connection with the exercise of such rights. The Campuslink Stockholders hereby appoint Gerry Ginsberg to serve as the initial Representative. Concurrently, with the execution and delivery of this Agreement by the Company and the Campuslink Stockholders, Mr. Ginsberg has delivered to the Company a duly executed counterpart of this Agreement and, in so doing, has become a party to this Agreement solely for the purpose of (i) agreeing to be bound by this Section 1.4.1, Section 1.4.2 and Section 1.4.3 and (ii) providing all consents and approvals required to be given by the CCS Group Directors pursuant to Section 5.1 of the Campuslink Stockholders’ Agreement with respect to (x) the Transactions and (y) the other instruments, documents or actions reasonably required to evidence or effectuate the consummation of the Transactions or otherwise to carry out the intent of the parties under this Agreement.

1.4.2 Unless this Agreement is earlier terminated pursuant to Section 8.1, the right of the Campuslink Stockholders to appoint a Representative pursuant to Section 1.4.1 shall automatically terminate immediately prior to the time that the Company shall have entered into the IPO Purchase Agreement. At no time prior to such termination shall (i) the Campuslink Stockholders exercise their right under the Campuslink Stockholders’ Agreement to designate a CCS Group Director for appointment to the Board of Directors or (ii) any Person have the right to approve any transaction pursuant to Section 5.1 of the Campuslink Stockholders’ Agreement.

1.4.3 The Representative appointed and serving pursuant to Section 1.4.1 shall have the right to approve any transaction which the CCS Group Directors would (but for the provisions of this Agreement) have the right to approve after the date hereof pursuant to Section 5.1 of the Campuslink Stockholders’ Agreement, provided that the Representative shall not have any right to approve any of the matters approved or consented to pursuant to Section 1.3 of this Agreement. Approval by the Representative of any transaction which the Representative shall have the right to approve pursuant to the first sentence of this Section 1.4.3 shall be evidenced by a writing delivered to the Company. Unless this Agreement is earlier terminated pursuant to Section 8.1, the approval right of the Representative pursuant to this Section 1.4.3 shall automatically terminate immediately prior to the time that the Company shall have entered into the IPO Purchase Agreement.

1.4.4 Concurrently with the execution and delivery of this Agreement, each Campuslink Stockholder has delivered to the Company a duly executed counterpart of the Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), with respect to the termination of the Voting Agreement, dated February 4, 2000, among the Company and the Stockholders (as such term is defined therein).

1.4.5 Concurrently with the execution and delivery of this Agreement, each Campuslink Stockholder has delivered to the Company a duly executed counterpart of the Termination Agreement, dated as of the date hereof, among the Company, the Majority Stockholders (as such term is defined therein) and the CCS Group Stockholders, with respect to the termination of the Campuslink Stockholders’ Agreement.

1.5. Participation in IPO; Lock-Up; Registration Rights.

1.5.1. The only shares of New Common Stock that shall be offered pursuant to the IPO shall be shares of New Common Stock offered by the Company for its own account and, subject to the provisions of this Section 1.5, shares of New Common Stock offered by and for the account of the Participating Stockholders and the Non-Waiving Stockholders. Subject to the provisions of this Section 1.5, the IPO shall be composed of the Company Primary Component, the Secondary Components, the Tertiary Components and the Over-Allotment Components.

1.5.2. Each Stockholder hereby agrees to offer and sell pursuant to the IPO such Stockholder’s allocated portion of (i) that number of shares of New Common Stock that is equal to approximately 60% of the Participating Stockholder Secondary Component (the “CCS Secondary Portion”), (ii) that number of shares of New Common Stock that is equal to 100% of the Participating Stockholder Tertiary Component and (iii) that number of shares of New Common Stock that is equal to 100% of the Participating Stockholder Over-Allotment Component. Each Stockholder’s allocated portion, if any, of the CCS Secondary Portion, the Participating Stockholder Tertiary Component and the Participating Stockholder Over-Allotment Component is based on the number of shares of Class A Common Stock set forth opposite the name of such Stockholder on Schedule 2 and shall equal, as closely as reasonably practicable, the product of (x) the number of shares on New Common Stock into which such shares of Class A Common Stock are reclassified pursuant to the Reclassification multiplied by (y) the percentage set forth opposite the name of such Stockholder on Schedule 2. No agreement made pursuant to this Section 1.5.2 shall be construed to require any Stockholder to increase the amount of Company securities which such Stockholder owns as of the date hereof or to require the Company to include in the IPO Registration Statement any securities of any Stockholder other than as set forth above (and subject to the Company’s rights pursuant to Section 1.5.7 and Section 9.15).

1.5.3. The Company shall use commercially reasonable efforts to obtain from each stockholder entitled to registration rights with respect to the IPO pursuant to the registration rights agreements set forth on Schedule 3 a waiver of the rights of each such stockholder to include shares of New Common Stock for offering pursuant to the IPO. If the Company shall not be able, using commercially reasonable efforts, to obtain such a waiver from any such stockholder entitled to registration rights with respect to the IPO pursuant to any such registration rights agreement, and such stockholder requests that its shares of New Common Stock be included for offering pursuant to the IPO, the Company shall be entitled to include for offering pursuant to the IPO shares of New Common Stock of each such non-waiving stockholder (collectively, the “Non-Waiving Stockholders”) in accordance with the registration rights agreement of such stockholder, but subject to the cutback provisions set forth in Section 1.5.5 (provided that, if the cutback provisions in the registration rights agreement of any such stockholder are inconsistent with Section 1.5.5, the Company shall use reasonable best efforts to cause such stockholder to agree to the cutback provisions set forth in Section 1.5.5). If the Company shall be required to include shares of New Common Stock of any Non-Waiving Stockholder for offering pursuant to the IPO, such shares shall reduce the number of shares of New Common Stock that shall constitute the Company Secondary Component, the Participating Stockholder Secondary Component, the Company Tertiary Component, the Participating Stockholder Tertiary Component, the Company Over-Allotment Component and the Participating Stockholder Over-Allotment Component in the manner contemplated by the definitions of such terms in Article IX. If there shall occur any such reduction to the Participating Stockholder Secondary Component, the Participating Stockholder Tertiary Component or the Participating Stockholder Over-Allotment Component, the number of shares of New Common Stock that each Stockholder shall be entitled and obligated to include in such components shall be reduced equitably and proportionately based on such Stockholder’s allocated portion determined pursuant to Section 1.5.2 and Schedule 2.

1.5.4. Promptly after such time, if ever, as the lead managing Underwriters and the Company shall determine to include shares of New Common Stock for offering pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) in excess of $85.0 million, the Company shall provide written notice to the Stockholder Representative of the actual number of shares of New Common Stock that the Stockholders are expected to be entitled to offer pursuant to the IPO in accordance with this Section 1.5 and the range of prices at which shares of New Common Stock are expected to be so offered. The number of shares of New Common Stock specified in such notice, absent manifest error, shall be conclusive and binding on each Stockholder.

1.5.5. If the lead managing Underwriters advise the Company in writing, at any time after the written notice specified in Section 1.5.4 is delivered to the Stockholder Representative, that marketing factors require a limitation of the number of shares of New Common Stock to be underwritten and sold in the IPO, the lead managing Underwriters may exclude from such registration some or all of the shares of New Common Stock that constitute the Secondary Components, the Tertiary Components and the Over-Allotment Components. In such event, the shares of New Common Stock which (i) the Company otherwise shall be entitled to include in the Company Secondary Component, the Company Tertiary Component and the Company Over-Allotment Component, (ii) each Campuslink Stockholder and each other Participating Stockholder otherwise shall be entitled to include in the Participating Stockholder Secondary Component, the Participating Stockholder Tertiary Component and the Participating Stockholder Over-Allotment Component, and (iii) each Non-Waiving Stockholder otherwise shall be entitled to include in the Non-Waiving Stockholder Secondary Component, the Non-Waiving Stockholder Tertiary Component and the Non-Waiving Stockholder Over-Allotment Component shall be reduced on a pro rata basis among the Company, the Participating Stockholders and the

Non-Waiving Stockholders based on the number of shares of New Common Stock entitled to be included for offering pursuant to the Secondary Components, the Tertiary Components and the Over-Allotment Components by the Company, each Participating Stockholder and each Non-Waiving Stockholder.

1.5.6. The Corporation shall bear and pay all Registration Expenses incurred by the Stockholders in connection with the registration of New Common Stock pursuant to this Section 1.5.

1.5.7. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to complete any registration of New Common Stock it proposes to make in connection with the IPO under this Section 1.5. If, at any time after giving a notice delivered to the Stockholder Representative pursuant to Section 1.5.4 and prior to the effective date of the IPO Registration Statement, the Company shall determine for any reason not to register or to delay registration of such New Common Stock, the Company shall promptly give written notice of such determination to the Stockholder Representative and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any securities in connection with the IPO (but not from its obligation to pay the Registration Expenses incurred in connection therewith) and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any shares of New Common Stock of any Stockholder in connection with the IPO for such period of time as shall be determined by the Board of Directors, subject to the termination provisions set forth in Article VIII.

1.5.8. In connection with the registration of shares as provided in this Section 1.5, the Company and each Stockholder hereby agrees to the registration terms, conditions and procedures set forth on Schedule 4 attached hereto.

1.5.9. The registration, if any, of shares of New Common Stock as provided in this Section 1.5 shall represent the sole and exclusive right of each Stockholder to include shares of New Common Stock for offering pursuant to the IPO. Without limiting the generality of the foregoing, (i) each Campuslink Stockholder hereby waives, until expiration of the Lock-up Period, exercise of its right to request a Demand Registration (as such term is defined in the Registration Rights Agreement) pursuant to Article 2 of the Registration Rights Agreement and (ii) each Stockholder hereby waives, from and after the commencement of the Lock-up Period until the expiration of the Lock-up Period, exercise of all piggyback registration rights to which such Stockholder may be entitled, including the registration rights of Campuslink Stockholders pursuant to Article 3 of the Registration Rights Agreement and the registration rights of certain Stockholders pursuant to the Other Registration Rights Agreements, in each case, whether in connection with the IPO and the IPO Registration Statement or otherwise.

1.5.10. Without the prior written consent of the Company and except as otherwise contemplated by this Agreement or as set forth on Schedule 6, each Stockholder hereby agrees that, prior to the consummation of the IPO, it shall not Transfer to any other

Person any shares of the Class A Common Stock that such Stockholder owns as of the date of this Agreement. Any Transfer of Class A Common Stock contemplated by this Section 1.5.10 shall not reduce the number of shares of New Common Stock that any Stockholder has committed to offer and sell pursuant to the IPO in accordance with Section 1.5. Each Stockholder represents and warrants that such Stockholder is not subject to any obligation to Transfer any shares of Class A Common Stock set forth opposite the name of such Stockholder on Schedule 2.

1.5.11. Concurrently with the execution and delivery of this Agreement, each Stockholder has delivered to the Company a duly executed counterpart of a Lock-up Letter with respect to all of the shares of the Company’s common stock and other securities specified therein held by such Stockholder, which shall be effective for the period specified therein (the “Lock-up Period”). Each Stockholder further agrees that, as soon as reasonably practicable (and in no event later than the date on which the marketing efforts with respect to the IPO shall commence), such Stockholder shall cause each of such Stockholder’s controlled Affiliates that beneficially owns capital stock of the Company to execute a Lock-up Letter with respect to all of the shares of the Company’s common stock and other securities specified therein held by such controlled Affiliate, which shall be effective for the Lock-up Period.

1.5.12. To the extent that the execution, delivery and performance of this Agreement by the parties hereto shall be deemed to require an amendment to the Registration Rights Agreement or any Other Registration Rights Agreement approved by the Company or any Stockholder, or a waiver by the Company or any Stockholder of its rights under the Registration Rights Agreement or any Other Registration Rights Agreement, this Agreement shall constitute a “written consent” (or any other form of writing) within the meaning of such Registration Rights Agreement or Other Registration Rights Agreement necessary for this Agreement to constitute such an amendment and waiver and for such amendment and waiver to be a valid and binding obligation of the Company and each Stockholder, enforceable against the Company and each such Stockholder.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1. Sale and Purchase. Upon the terms and subject to the conditions set forth herein, the Company shall sell to each Campuslink Stockholder, and such Campuslink Stockholder shall purchase from the Company, a number of shares of New Common Stock (the “Shares”) equal to such Campuslink Stockholder’s allocated portion (expressed as a percentage, rounded to the nearest one ten thousandth decimal point, with 0.00005 rounded up), which shall be calculated based on (i) the additional number of shares of New Common Stock, if any, that are issued to the holders of the Series A Preferred Stock as a result of any reduction of the Series A Conversion Price pursuant to the QPO Amendment (but excluding any shares of New Common Stock, if any, that are issued as a result of the payment of accrued and unpaid dividends on the Series A Preferred Stock) and (ii) the number of shares of Class A Common Stock which are set forth opposite the name of such

Campuslink Stockholder on Schedule 5. The purchase price of the Shares issued and sold to the Campuslink Stockholders pursuant to this Article II (the “Campuslink Stockholder Sale”) shall be $0.01 per Share. The Company and each Campuslink Stockholder agrees to the computational examples attached hereto as Schedule 5 that represent the manner in which the allocated portion of Shares that each Campuslink Stockholder shall be entitled and obligated to purchase pursuant to the Campuslink Stockholder Sale shall be calculated, and that such Schedule 5 accurately reflects the parties’ intentions with respect thereto. Without limiting the generality of the foregoing, any fractional share of New Common Stock that would be issuable to any Campuslink Stockholder pursuant to the Campuslink Stockholder Sale shall be rounded to the nearest whole share of New Common Stock (with one-half of a share or more rounded up).

2.2. Closing. The closing, if any, of the Campuslink Stockholder Sale pursuant to Section 2.1 (the “Closing”) shall take place on the IPO closing date immediately following the IPO Closing Time and shall be held at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004-1109, or at such other time, date and place following the closing of the IPO as the parties hereto may mutually agree (which time and date together are referred as the “Closing Date”). The Company shall use its commercially reasonable efforts to provide written notice of the Closing Date to the Stockholder Representative at least four Business Days prior to the Closing Date and, in any event, shall provide such written notice at least two Business Days prior to the Closing Date.

2.3. Deliveries. At the Closing, the Company shall make such deliveries as are specified in Section 7.3(iv) against receipt from the Campuslink Stockholders of (i) the purchase price for the Shares, which shall be paid in immediately available funds to an account designated by the Company to the Stockholder Representative at least one Business Day prior to the Closing Date, and (ii) such other deliveries as are specified in Section 7.2(iii).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

3.1. Representations and Warranties of All Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company as of the date hereof that:

3.1.1. Due Authorization. Such Stockholder (other than any Stockholder that is a natural person) has the requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder (other than any Stockholder that is a natural person), and the compliance by such Stockholder (other than any Stockholder that is a natural person) with each of the provisions of this Agreement (including, if such Stockholder is a Campuslink Stockholder, the purchase of Shares hereunder), (i) are within the corporate, partnership or limited liability company power and authority of such Stockholder and (ii) have been duly authorized by such Stockholder. This Agreement has been duly executed and delivered by such Stockholder. Assuming due authorization, execution and delivery by all other parties to this Agreement, this Agreement constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

3.1.2. No Violations; Consents. Neither the execution, delivery or performance by such Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) if such Stockholder is not a natural person, conflict with, or result in a breach or a violation of, any provision of the articles of incorporation, bylaws or other organizational documents of such Stockholder; (ii) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by such Stockholder under (A) any Law applicable to such Stockholder or (B) any provision of any agreement or other instrument binding upon such Stockholder or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of such Stockholder to purchase Shares hereunder or to perform its other obligations under this Agreement; or (iii) require any Consents, Approvals and Filings on the part of such Stockholder.

3.1.3. Litigation. There is no Litigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its controlled Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.1.4. Ownership of Shares. Such Stockholder owns of record at least the number of shares of Class A Common Stock set forth opposite the name of such Stockholder on Schedule 2, and has, and at all times prior to the sale of shares of New Common Stock in the IPO shall have, all necessary power and authority to offer and sell the shares of New Common Stock of such Stockholder pursuant to the IPO in accordance with Section 1.5.

3.2. Additional Representations and Warranties of Campuslink Stockholders. Each Campuslink Stockholder, severally and not jointly, further represents and warrants to the Company as of the date hereof that:

3.2.1. Securities Laws.

3.2.1.1. The Shares are being acquired by such Campuslink Stockholder for investment purposes only for such Campuslink Stockholder’s own account, and not as a nominee or agent, and not with a view to, or for sale in connection with, the distribution of all or any part of the Shares within the meaning of the Securities Act. Such Campuslink Stockholder understands that no Governmental Entity has passed upon or made any recommendation or endorsement of the Shares.

3.2.1.2. Such Campuslink Stockholder and its advisers have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the issuance of the Shares which have been requested by such Campuslink Stockholder or its advisers. Such Campuslink Stockholder and its advisers have been afforded the opportunity to ask questions of the Company’s management concerning the Company and the Shares.

3.2.1.3. Such Campuslink Stockholder is able to bear the economic risk of an investment in the Shares and has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such investment. Such Campuslink Stockholder is aware of the speculative nature of an investment in the Shares, the financial risk involved in such investment and the lack of liquidity for the Shares.

3.2.1.4. Such Campuslink Stockholder understands that (i) except as provided in the Registration Rights Agreement, the sale or re-sale of the Shares has not been and will not be registered under the Securities Act or any applicable state securities laws, and the Shares may not be sold, distributed or otherwise transferred unless (A) the Shares are sold, distributed or transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws, (B) such Campuslink Stockholder shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold, distributed or transferred may be sold, distributed or transferred pursuant to an exemption from such registration, or (C) the Shares are sold pursuant to Rule 144 under the Securities Act, (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of such Rule and, further, if such Rule is not applicable, any sale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act, and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

3.2.1.5. Such Campuslink Stockholder, if not a natural person, is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.2.1.6. Such Campuslink Stockholder, if a natural person, currently maintains its domicile at the address shown on Schedule 1 attached hereto, is not merely transient or temporarily resident at such address, and made his or her decision to purchase the Shares in the jurisdiction in which such domicile is located. Such Campuslink Stockholder, if not a natural person, presently maintains its principal offices at the address shown on the Schedule 1 attached hereto, and made its decision to purchase the Shares in the jurisdiction in which its principal offices are located.

3.2.1.7. Such Campuslink Stockholder, if listed in Part I of Schedule 1 attached hereto, is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act.

3.2.1.8. Such Campuslink Stockholder, if listed in Part II of Schedule 1 attached hereto, acknowledges that he or she has received a copy of the Private Placement Memorandum and understands the risks of, and other considerations relating to, an investment in the Shares, including the risks set forth under the caption “Risk Factors” in the Private Placement Memorandum.

3.2.1.9. The Company did not contact such Campuslink Stockholder or provide such Campuslink Stockholder with any information regarding the offering or sale of the Shares through any “general solicitation” or “general advertising” within the meaning of Rule 502(c) of Regulation D under the Securities Act.

3.2.2. No Transfer of Rights. Such Campuslink Stockholder has not transferred any of such Campuslink Stockholder’s rights under any agreement to which the Company is a party to any other Person, including any Affiliate of such Campuslink Stockholder, and no Affiliate of such Campuslink Stockholder has any rights thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholders as of the date hereof that:

4.1. Due Authorization. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by the Company. The execution, delivery and performance by the Company of this Agreement, and the compliance by the Company with each of the provisions of this Agreement (including the sale of the Shares hereunder), (i) are within the corporate power and authority of the Company and (ii) except as expressly provided herein, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

4.2. No Violations; Consents. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or the bylaws of the Company as in effect on the date hereof; (ii) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by the Company under (A) any Law applicable to the Company or (B) any provision of any agreement or other instrument binding upon the Company or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of the Company to sell the Shares hereunder or to perform its other obligations under this Agreement; or (iii) require any Consents, Approvals and Filings on the part of the Company, except for (A) Consents, Approvals and Filings expressly contemplated by this Agreement, (B) Consents, Approvals and Filings required pursuant to applicable securities laws and (C) other Consents, Approvals and Filings that, if not made or received, would not materially adversely affect the ability of the Company to sell the Shares and to perform its other obligations under this Agreement.

4.3. Litigation. There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or involving any of the properties or assets of the Company by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

4.4. Validity of Shares. The Shares, when issued in accordance with this Agreement and the Certificate of Incorporation, as amended by the Certificate of Amendment, will be validly issued, fully paid, nonassessable and free of all liens.

4.5. No General Solicitation. The Company did not contact any Campuslink Stockholder or provide any Campuslink Stockholder with any information regarding the offering or sale of the Shares through any “general solicitation” or “general advertising” within the meaning of Rule 502(c) of Regulation D under the Securities Act.

4.6. Capitalization. As of the date hereof, 26,664,258 shares of Class A Common Stock, 2,635,000 shares of Class B Common Stock and 134,000 shares of Series A Preferred Stock are issued and outstanding.

ARTICLE V

STOCKHOLDER REPRESENTATIVE

The Stockholders hereby appoint Gerry Ginsberg as the Stockholders’ exclusive agent to act on behalf of the Stockholders with respect to the matters specified in this Article V. Such representative, or such other representative as the Stockholders may appoint from time to time to replace Mr. Ginsberg, is hereinafter referred to as the “Stockholder Representative.” The Stockholder Representative shall take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders and each of them as fully as if the Campuslink Stockholders were acting on their own behalf, including (i) making and receiving all notices, demands, requests, consents or other communications to be delivered by or given to the Stockholders hereunder, (ii) taking any and all other actions specified in or contemplated by this Agreement to be taken by the Stockholders or the Stockholder Representative prior to, on or after the Closing Date, (iii) asserting, defending and settling any claims made pursuant to this Agreement and (iv) engaging legal counsel, accountants or other advisers in connection with the foregoing matters. The Company shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement, all of which actions or omissions shall be binding upon each of the Stockholders.

ARTICLE VI

COVENANTS

6.1. Commercially Reasonable Efforts. Except as otherwise expressly provided in this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions. In furtherance and not in limitation of the other covenants of the parties contained in this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each party shall cooperate in all respects with each other party and use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.1, nothing in this Section 6.1 or in Section 6.2 shall require any party to take or refrain from taking any action or to consent to any matter that would materially restrict such party’s business assets or activities or the transactions contemplated by this Agreement or materially impair the contemplated benefits of this Agreement to such party.

6.2. Further Assurances. Subject to the last sentence of Section 6.1, each party shall, at any time and from time to time after the date of this Agreement until the later of (i) the first anniversary of the IPO Closing Time and (ii) the date on which such party shall cease to own any securities of the Company, cooperate with each other party hereto and, at the request of any other party, shall execute and deliver any further instruments or documents and shall take all such further action, whether as a stockholder of the Company (in the case of any Campuslink Stockholder) or otherwise, as such other party may reasonably request in order to evidence or effectuate the consummation of the Transactions and otherwise to carry out the intent of the parties under this Agreement.

6.3. Lock-up Letters. The Company shall use its commercially reasonable efforts to cause each of its employees and each of its stockholders who owns of record 30,000 or more shares of Class A Common Stock as of the date hereof as soon as reasonably practicable (and prior to the date on which the marketing efforts with respect to the IPO shall commence), and shall cause each of its executive officers and directors on the date hereof, to execute a Lock-up Letter with respect to the shares of the Company’s common stock, options to purchase shares of the Company’s common stock, and other specified securities held by such employee, stockholder, executive officer or director, which shall be effective for the Lock-up Period.

6.4. Confidentiality. In the event any Stockholder (including the officers, employees, counsel, accountants, internal and external auditors, partners, agents and other authorized representatives of such Stockholder or its controlled Affiliates (collectively, the “Representatives”) obtains from the Company or its representatives any Confidential Information in connection with the transactions contemplated by this Agreement, such Stockholder (i) shall treat all such Confidential Information as confidential, (ii) shall use such Confidential Information only for the purpose of evaluating an investment in the Shares and the Transactions, (iii) shall protect such Confidential Information with the same degree of care as such Stockholder uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party except to the extent required by Law or any court or to its Representatives who need to know such Confidential Information for the purpose of effectuating the transactions contemplated by this Agreement (or for enforcing any rights or remedies of such party under this Agreement) and who have been informed of and have agreed to protect the confidential nature of such Confidential Information (and such Stockholder shall be responsible for compliance with this Section 6.4 by the Representatives of such Stockholder).

6.5. Public Statement. Unless required by law, no Stockholder shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company. Unless otherwise required, in the Company’s reasonable judgment, by law (including rules and regulations of the Securities and Exchange Commission and any securities exchange or automated quotation system on which the Company’s securities are or will be traded or listed), the Company shall not issue any press release or make any public statement regarding the involvement of any Campuslink Stockholder with respect to this Agreement without the prior consent of the Stockholder Representative.

ARTICLE VII

CONDITIONS TO CAMPUSLINK STOCKHOLDER SALE

7.1. Conditions to Obligations of the Company and the Campuslink Stockholders at the Closing. The obligations of the Company and the Campuslink Stockholders to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or (except with respect to the condition set forth in Section 7.1(v)) waiver at or prior to the Closing Date of each of the following conditions:

(i) no preliminary or permanent injunction or other order, writ, judgment or decree by any Governmental Entity which would prevent the consummation of the transactions contemplated hereby shall have been issued and remain in effect;

(ii) no statute, rule, regulation or other Law shall have been enacted by any Governmental Entity which would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

(iii) any Consents, Filings and Approvals that are necessary for the consummation of the transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make or obtain such Consents, Filings and Approvals would not have a material adverse effect on the ability of the Company and the Campuslink Stockholders to perform their respective obligations under this Agreement;

(iv) the Other Stockholder Agreements shall be in full force and effect; and

(v) the IPO shall have been consummated and the Series A Conversion Price shall have been reduced pursuant to the QPO Amendment.

7.2. Additional Conditions to Obligations of the Company at the Closing. The obligations of the Company to consummate the transactions contemplated hereby to be consummated at the Closing with respect to any Campuslink Stockholder shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following additional conditions:

(i) the representations and warranties of such Campuslink Stockholder contained in this Agreement shall have been true and correct in all material respects at and as of the date they were made and shall be true and correct in all material respects at and as of the Closing Date;

(ii) such Campuslink Stockholder shall have performed in all material respects all of the obligations contemplated herein to be performed by such Campuslink Stockholder on or prior to the Closing Date;

(iii) the Stockholder Representative shall have delivered the following to the Company on behalf of such Campuslink Stockholder:

(a)	a certificate by such Campuslink Stockholder certifying as to compliance by such Campuslink Stockholder with the conditions set forth in clauses (i) and (ii) of this Section 7.2;

(b)	the aggregate purchase price payable for the Shares being purchased by such Campuslink Stockholder at the Closing as set forth in Sections 2.1 and 2.3; and

(c)	such other documents and instruments as may be required by this Agreement or reasonably requested by the Company; and

(iv) all other actions to be taken by each Stockholder at or prior to the Closing in connection with the transactions contemplated by this Agreement shall have been taken to the reasonable satisfaction of the Company, and all other documents and instruments to be executed, delivered or obtained by such Stockholder shall have been so executed, delivered or obtained and shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received copies of all such documents and instruments as they may reasonably request in order to establish the consummation of such transactions, the taking of all such actions and the execution, delivery and procurement of all such documents.

7.3. Additional Conditions to Obligations of the Campuslink Stockholders at the Closing. The obligations of each Campuslink Stockholder to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following additional conditions:

(i) the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at and as of the date they were made and shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Company shall have performed in all material respects all of the obligations contemplated herein to be performed by the Company on or prior to the Closing Date;

(iii) each officer of the Company identified in the IPO Registration Statement as an executive officer of the Company shall have executed a Lock-up Letter with respect to the shares of the Company’s common stock, options to purchase shares of the Company’s common stock, and other specified securities held by such executive officer, which shall be effective for the Lock-up Period;

(iv) the Company shall have delivered the following to the Stockholder Representative on behalf of such Campuslink Stockholder:

(a)	a certificate of an officer of the Company certifying as to the compliance by the Company with the conditions set forth in clauses (i) and (ii) of this Section 7.3;

(b)	a certificate of an officer of the Company certifying as to the number of Shares issued to such Campuslink Stockholder as of the Closing Date; and

(c)	such other documents as may be required by this Agreement or reasonably requested by the Stockholder Representative; and

(v) all other actions to be taken by the Company prior to or at the Closing in connection with the transactions contemplated by this Agreement shall have been taken to the reasonable satisfaction of the Stockholder Representative, and all other documents and instruments to be executed, delivered or obtained by the Company shall have been so executed, delivered or obtained and shall be reasonably satisfactory in form and substance to the Stockholder Representative and a single counsel to the Campuslink Stockholders, and the Stockholder Representative and such single counsel shall have received copies of all such documents and instruments as they may reasonably request in order to establish the consummation of such transactions, the taking of all such actions and the execution, delivery and procurement of all such documents and instruments.

7.4. Delivery of Stock Certificates. The Company shall deliver stock certificates representing the Shares to the Stockholder Representative no later than the third Business Day following the Closing Date. The Shares shall be registered in the name of each

Campuslink Stockholder as such name appears in the stock records of the Company unless the Stockholder Representative acting on behalf of such Campuslink Stockholder shall deliver to the Company at least one Business Day prior to the Closing Date a notice (i) specifying a different name and address with respect to the registration of the Shares issuable to such Campuslink Stockholder and (ii) a representation by such Campuslink Stockholder that it shall constitute the beneficial owner of such Shares despite such different registration.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated by the Company and any Stockholder as follows:

(i) at any time, by mutual written agreement of the Company and such Stockholder;

(ii) by either the Company, on the one hand, or such Stockholder, on the other hand, by notice hereunder if the Company shall not have become bound by the IPO Purchase Agreement on or before December 31, 2005 (provided that the right to terminate this Agreement under this Section 8.1(ii) shall not be available to such Stockholder if the failure by such Stockholder to fulfill any of its obligations hereunder has been the cause of, or resulted in, the failure of the Company to become bound by the IPO Purchase Agreement on or before such date);

(iii) by such Stockholder by notice hereunder if any Other Stockholder Agreement is amended without the prior written consent of such Stockholder in a manner which adversely affects in any material respect the contemplated benefits of this Agreement to such Stockholder; and

(iv) by the Company, if it shall not have sufficient funds to pay the Series A Dividend Floor Amount, as defined in the Series A Stockholder Agreement (provided that the right to terminate this Agreement under this Section 8.1(iv) shall not be available if the Company’s failure to have sufficient funds to pay the Series A Dividend Floor Amount has resulted from the Company’s failure to use commercially reasonable efforts to secure, or to cause one or more of its subsidiaries to secure, an amount of subordinated indebtedness or other indebtedness, the proceeds of which may be used to pay the Series A Dividend Floor Amount).

8.2. Effect of Termination. If this Agreement is terminated by the Company or any Stockholder pursuant to Section 8.1, this Agreement shall forthwith become void ab initio with respect to such Stockholder and there shall be no further obligations on the part of such Company or such Stockholder, or (to the extent applicable) their respective stockholders, directors, officers, employees, agents or representatives, under this Agreement with respect to such Stockholder, except pursuant to the provisions of Sections 6.4 and 6.5, this Section 8.2 and Article IX, which shall survive any termination of this

Agreement with respect to any Stockholder, provided that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1. Definitions. In addition to the definitions ascribed in the preamble, recitals and other Articles of this Agreement to the capitalized terms set forth in such other provisions of this Agreement, the following terms, as used in this Agreement, shall have the following meanings:

“Affiliate” shall have the meaning specified in Rule 405 under the Securities Act.

“Beneficially own” shall have the same meaning as in Rule 13d-3 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

“Business Day” shall mean any day except Saturday, Sunday and any legal holiday or a day on which banking institutions located in New York, New York are required by Law or other governmental actions to close.

“CCS Group Stockholder” shall mean each Person that is identified as a “CCS Group Stockholder” pursuant to the Campuslink Stockholders’ Agreement.

“Company Over-Allotment Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the Over-Allotment Option in the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component, the Company Secondary Component and the Company Tertiary Component of up to approximately $24.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Over-Allotment Component, if any, shall be determined by the Board of Directors and the lead managing Underwriters and, subject to the following sentence, shall equal approximately 80% of all shares of New Common Stock offered pursuant to the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Over-Allotment Component shall be reduced by approximately 80% of the number of shares of New Common Stock that shall constitute, and approximately 80% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Over-Allotment Component.

“Company Primary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) of approximately $85.0 million.

“Company Secondary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component and prior to the gross proceeds of the Company Tertiary Component and the Company Over-Allotment Component, of up to approximately $42.25 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Secondary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 65% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Tertiary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Secondary Component shall be reduced by approximately 65% of the number of shares of New Common Stock that shall constitute, and approximately 65% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Secondary Component.

“Company Tertiary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component and the Company Secondary Component, of up to approximately $40.0 million and prior to the gross proceeds of the Company Over-Allotment Component. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Tertiary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 80% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Secondary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Tertiary Component shall be reduced by approximately 80% of the number of shares of New Common Stock that shall constitute, and approximately 80% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Tertiary Component.

“Confidential Information” shall mean technical and business information relating to the Company’s intellectual property rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), operating systems, computer software, costs, profit or margin information, pricing policies, confidential market information, budget and finances, customers, distribution, sales, marketing and production, business strategy and future business plans and any other information of a “confidential” nature, specifically including any information that is identified orally or in writing by the Company to be confidential, or that a Stockholder should reasonably understand under the circumstances to be a trade secret or information of a similar nature, provided that Confidential Information shall not include any such information which (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of such Stockholder, (ii) was lawfully obtained by such Stockholder from a third party without breach of this Agreement and otherwise not in violation of the Company’s rights, (iii) was known to such Stockholder at the time of disclosure of such Confidential Information to such Stockholder by the Company, provided that such Stockholder was not, at such time, subject to any confidentiality obligation with respect thereto, or (iv) was independently developed by such Stockholder without making use of any Confidential Information.

“Consents, Approvals and Filings” shall mean any material consent, order, approval or authorization of, notification or submission to, filing with, license or permit from, or exemption or waiver by, any Governmental Entity or any other Person, including any of the foregoing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, in each case as the same shall be in effect at the time.

“Governmental Entity” shall mean any United States federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

“IPO Closing Time” shall mean the time and date of the closing of the IPO.

“IPO Purchase Agreement” shall mean the Purchase Agreement to be entered into by the Company, the selling stockholders named therein (if any) and the representatives of the Underwriters with respect to the issuance, offering and sale by the Company and selling stockholders named therein (if any) of New Common Stock in the IPO.

“IPO Registration Statement” shall mean any registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission with respect to the IPO.

“Laws” shall mean all United States federal, state and local laws, statutes, ordinances, rules, regulations, orders and decrees.

“Litigation” shall mean any claim, action, suit, investigation or proceeding.

“Lock-up Letter” shall mean a letter agreement in substantially the form attached hereto as Exhibit J, with such changes thereto, if any, as shall be authorized by the Underwriters, provided that no changes shall increase the duration of the Lock-up Period and, provided further, the Lock-up Letter to be executed and delivered by Pacific Capital Group, Inc. or GKW Unified Holdings, LLC shall not restrict any pledge of securities of the Company to secure the obligations of Pacific Capital Group, Inc. or GKW Unified Holdings, LLC (either directly or as guarantors) pursuant to any term loan arrangement.

“Non-Waiving Stockholder Over-Allotment Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the Over-Allotment Option in the IPO and that shall not have been offered and sold as part of the Non-Waiving Stockholder Secondary Component or the Non-Waiving Stockholder Tertiary Component.

“Non-Waiving Stockholder Secondary Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the IPO, excluding the shares of New Common Stock that shall constitute the Non-Waiving Stockholder Tertiary Component and the Non-Waiving Stockholder Over-Allotment Component.

“Non-Waiving Stockholder Tertiary Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the IPO, excluding the shares of New Common Stock that shall constitute the Non-Waiving Stockholder Secondary Component and the Non-Waiving Stockholder Over-Allotment Component.

“Other Registration Rights Agreements” shall mean (i) the letter dated September 30, 1998 from the Company to the “Investors in the PaeTec $10,000,000 Offering” and (ii) the Registration Rights Agreement, dated as of December 8, 1999 and amended as of February 4, 2000, among the Company and the persons and other entities listed on the signature pages thereto.

“Other Stockholder Agreements” shall mean the Series A Stockholder Agreement, the Initial Investors’ Stock Purchase Agreement and the Founding Stockholders’ Agreement, in each case, as amended from time to time.

“Over-Allotment Components” shall mean, collectively, the Company Over-Allotment Component, the Participating Stockholder Over-Allotment Component and the Non-Waiving Stockholder Over-Allotment Component.

“Participating Stockholder Over-Allotment Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the Over-Allotment Option in the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Participating Stockholder Secondary Component and the Participating Stockholder Tertiary Component of up to approximately $6.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Over-Allotment Component, if any, shall be determined by the Board of Directors and the lead managing Underwriters and, subject to the following sentence, shall equal approximately 20% of all shares of New Common Stock offered pursuant to the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Over-Allotment Component shall be reduced by approximately 20% of the number of shares of New Common Stock that shall constitute, and approximately 20% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Over-Allotment Component.

“Participating Stockholder Secondary Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) of up to approximately $22.75 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Secondary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 35% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Tertiary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Secondary Component shall be reduced by approximately 35% of the number of shares of New Common Stock that shall constitute, and approximately 35% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Secondary Component.

“Participating Stockholder Tertiary Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Participating Stockholder Secondary Component, of up to approximately $10.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Tertiary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 20% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Secondary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Tertiary Component shall be reduced by approximately 20% of the number of shares of New Common Stock that shall constitute, and approximately 20% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Tertiary Component.

“Participating Stockholders” shall mean, collectively, the Stockholders, Mr. Edgecomb, Mr. Sudikoff and CIT.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, association, trust, company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) of such Person.

“Preferred Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of February 4, 2000, as amended from time to time, among the Company, the Series A Stockholders, Arunas A. Chesonis, Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and Jeffrey Sudikoff.

“Private Placement Memorandum” shall mean the Company’s Confidential Private Placement Memorandum dated April 15, 2005.

“Registration Expenses” shall mean all registration, filing and stock exchange or National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws (including the reasonable fees and expenses of a single counsel selected by holders of a majority of the shares of New Common Stock registered for offering and sale pursuant to the IPO), all printing expenses, messenger and delivery expenses, and any fees and disbursements of underwriters customarily paid by sellers of securities who are not the issuers of such securities and all underwriting discounts and commissions and transfer taxes, if any, other than the discounts, commissions, fees and disbursements of underwriters or selling agents with respect to the New Common Stock offered and sold pursuant to the IPO.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement, dated as of February 4, 2000, as amended from time to time, by and among the Campuslink Stockholders; Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC; Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P.; Ares Leveraged Investment Fund L.P. and Ares Leveraged Investment Fund L.P. II; CIT; Caravelle Investment Fund, L.L.C., and UnionBanCal Equities, Inc.

“Secondary Components” shall mean, collectively, the Company Secondary Component, the Participating Stockholder Secondary Component and the Non-Waiving Stockholder Secondary Component.

“Series A Stockholders” shall mean, collectively, the holders of the Series A Preferred Stock from time to time.

“Tertiary Components” shall mean, collectively, the Company Tertiary Component, the Participating Stockholder Tertiary Component and the Non-Waiving Stockholder Tertiary Component.

“Transactions” shall mean collectively (i) the Recapitalization, (ii) the offering, issuance and sale of New Common Stock in the IPO and all agreements and arrangements in connection therewith, (iii) the approval and, where applicable, filing with the Delaware Secretary of State of the Certificate of Amendment, the Restated Certificate of Incorporation and the Restated Bylaws, (iv) the transactions contemplated by the Other Stockholder Agreements, (v) the transactions contemplated by the agreement referred to in Sections 1.4.4 and (vi) the transactions contemplated by this Agreement, including with respect to the agreements set forth in clauses (iv), (v) and (vi), the schedules, appendices, and final forms of agreements and other exhibits which are attached thereto.

“Transfer” means, with respect to any securities, directly or indirectly, to sell, transfer, assign, distribute, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, distribution, pledge, encumbrance, hypothecation or similar disposition of, whether by operation of law or otherwise, such securities.

“Underwriters” shall mean the underwriters of the IPO.

9.2. Survival of Representations and Warranties. Except as provided in Article VIII, all representations and warranties set forth in this Agreement or in any writing delivered by any party pursuant to this Agreement shall survive the transactions contemplated by this Agreement to be consummated at the Closing (regardless of any investigation, inquiry or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) until the first anniversary of the Closing Date.

9.3. Fees and Expenses. Each party to this Agreement shall be responsible for the payment of the fees and expenses of its own advisers, counsel, accountants, investment banks and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

9.4. Specific Enforcement. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached and (ii) the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

9.5. Successors and Assigns. Except as otherwise expressly provided herein, (i) all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, and (ii) neither the Company, on the one hand, nor any Stockholder, on the other hand, may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the Stockholder Representative, in the case of any such assignment or delegation by the Company, or the Company, in the case of any such assignment or delegation by any Stockholder.

9.6. Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among some or all of the parties hereto and thereto with respect to such subject matter.

9.7. Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy, (which shall not constitute notice) sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time, on a Business Day, and otherwise on the next Business Day, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

(i)	if to the Company, to:

PaeTec Corp.

One Northern Concourse

North Syracuse, NY 13212

Attention: Daniel J. Venuti

Facsimile: (315) 454-0690

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth St., N.W.

Washington, D.C. 20004-1109

Attention: Charles E. Sieving

Facsimile: (202) 637-5910

(ii)	if to the Campuslink Stockholders, to the Campuslink Stockholders’ Representative at:

Gerry Ginsberg

Pacific Capital Group, Inc.

1999 Avenue of the Stars, 39th Floor

Los Angeles, CA 90067

with a copy (which shall not constitute notice) to:

Gregg W. Ritchie, Chief Financial Officer

Pacific Capital Group, Inc.

1999 Avenue of the Stars, 39th Floor

Los Angeles, CA 90067

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

9.8. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

9.9. Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented without the written consent thereto of the Company and the Stockholder Representative. Any written consent given by the Stockholder Representative to any such amendment, modification or supplement shall be binding upon the Stockholders. Each party hereto may waive any of such party’s rights hereunder or lack of performance by another party hereto, but any such waiver shall not be effective with respect to any other party hereto that does not consent to such waiver, provided that a waiver by the Stockholder Representative on behalf of any Stockholder shall be effective with respect to such Stockholder.

9.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

9.11. Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.12. Governing Law. Except to the extent that the Delaware General Corporation Law shall, by its terms, apply to the subject matter of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

9.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

9.14. Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, electronic mail or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or other electronic means as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

9.15. Acknowledgement. The parties acknowledge that the consummation of the IPO remains subject to significant conditions and that this Agreement does not represent a commitment by any party hereto or by the Company or any other Person to consummate, or to use any level of efforts to consummate, the IPO. The Company may determine in its sole discretion not to pursue the IPO and, in such event, no party hereto shall incur any liability to any other party hereto as a result of such determination or the non-consummation of the IPO.

9.16. Restrictive Legends. Each certificate representing any of the Shares shall bear legends substantially in the following form:

THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF CAPITAL STOCK. THE CORPORATION SHALL FURNISH TO ANY HOLDER UPON REQUEST AND WITHOUT CHARGE THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS OF EACH CLASS OR SERIES AUTHORIZED TO BE ISSUED BY THE CORPORATION SO FAR AS THEY HAVE BEEN FIXED AND DETERMINED AND OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX AND DETERMINE THE DESIGNATIONS, VOTING RIGHTS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE CLASSES AND SERIES OF SECURITIES OF THE CORPORATION.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE CORPORATION RESERVES THE RIGHT PRIOR TO ANY SUCH TRANSACTION TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE FOREGOING RESTRICTIONS.

The legend set forth immediately above and any applicable stop transfer orders shall be removed, and the Company shall issue certificates without such legend, with respect to any of such securities with respect to which the Company has received an opinion from counsel to the applicable holder, in form and substance and from counsel reasonably satisfactory to the Company (which opinion shall be in addition to any opinion required to be provided pursuant to Section 3.2.1.4), to the effect that the subsequent transfer or other disposition of such securities shall not require registration under the Securities Act. The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent with respect to the securities represented by certificates that include the legend set forth immediately above.

9.17. Several Obligations. The rights and obligations of each Stockholder under the Agreement are several and not joint with the rights and obligations of any other Stockholder, and no Stockholder shall be entitled to the rights hereunder, or responsible for the performance of the obligations hereunder of, any other Stockholder.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

The Company:

PAETEC CORP.

By:	/s/ ARUNAS A. CHESONIS
Name:	Arunas A. Chesonis
Title:	Chairman, Pres. & CEO

The Campuslink Stockholders:

ALLIANCE CABLETEL HOLDINGS, L.P.

By:	KOCOM COMMUNICATIONS, INC., its General Partner

By:	/s/ JAMES A. KOFALT
Name:	James A. Kofalt
Title:	President

KLINE HAWKES CALIFORNIA SBIC, L.P.

By:	Kline Hawkes California SBIC General Partner, L.P. its General Partner
By:	Kline Hawkes Management SBIC, Inc., its General Partner

By:	/s/ FRANK R. KLINE
Name:	Frank R. Kline
Title:	Managing Member

THE UNION LABOR LIFE INSURANCE COMPANY SEPARATE ACCOUNT P

By:	/s/ JOSEPH R. LINEHAN
Name:	Joseph R. Linehan
Title:	Vice President

/s/ ROBERT I. SCHWARTZ
Robert I. Schwartz

/s/ KENNETH M. KIRALY
Kenneth M. Kiraly

/s/ SUSAN F. KIRALY
Susan F. Kiraly

/s/ RICHARD P. RIZZUTI
Richard P. Rizzuti

/s/ BRYANT HOPPER
Bryant Hopper

/s/ RONALD S. JOHNSON
Ronald S. Johnson

/s/ PETER CRACOVANER
Peter Cracovaner

/s/ LODWRICK COOK
Lodwrick Cook

/s/ RICHARD CUNNINGHAM
Richard Cunningham

/s/ THOMAS O. FITZGERALD
Thomas O. Fitzgerald

/s/ WENDY FOLIANO
Wendy Foliano

/s/ JOSEPH GOLDEN
Joseph Golden

/s/ STEPHEN MAYO
Stephen Mayo

/s/ KAREN SANCIMINO DUPKE
Karen Sancimino

/s/ CLINTON WALKER
Clinton Walker

The Other Stockholders:

GKW Unified Holdings, LLC

By:	/s/ GREGG W. RITCHIE
Name:	Gregg W. Ritchie
Title:	Chief Financial Officer

KLINE HAWKES CALIFORNIA, L.P.

By:	Kline Hawkes California General Partner, L.P. its General Partner
By:	Kline Hawkes Management, Inc., its General Partner

By:	/s/ FRANK R. KLINE
Name:	Frank R. Kline
Title:	Managing Member

Clint Walker as Trustee of the Walker Living Trust

By:	/s/ CLINT W. WALKER
Name:	Clinton W. Walker
Title:	Trustee

The Cook Family Trust dated 9/16/91

By:	/s/ LODWRICK M. COOK
Name:	Lodwrick M. Cook
Title:	Trustee

The Joseph J. Golden Charitable Lead Annuity Trust

By:	/s/ LAUREL GOLDEN
Name:	Laurel Golden
Title:	Trustee

CCS Group Director / Initial Representative:

/s/ GERRY GINSBERG
Gerry Ginsberg
(Solely for the purposes set forth in Section 1.4.1)

SCHEDULE 1

Part I—Accredited Investors

Campuslink Stockholders	Address	Shares
Alliance Cabletel Holdings, L.P.	Alliance Cabletel Holdings, L.P. 50209 Manly Chapel Hill, NC 27514	2,465,478

Kline Hawkes California SBIC, L.P.	Kline Hawkes California SBIC, L.P. 11726 San Vicente Blvd., Suite 300 Los Angeles, CA 90049	2,202,310

Union Labor Life Insurance Company Separate Account P	The Union Labor Life Insurance Company Separate Account P 1625 I Street, N.W. Washington, DC 20006	1,702,042

Robert Schwartz	Robert I. Schwartz 12 Eastover Road Stamford, CT 06905	64,498

Kenneth M. & Susan F. Kiraly	Kenneth M. and Susan F. Kiraly, JTWROS 400 Main Street, Suite 600 Stamford, CT 06901	12,855

Richard Rizzutti	Richard P. Rizzuti 10 Drake Place Eaton’s Neck, NY 11768	3,245

Peter Cracovaner	Peter Cracovaner 34 Richmond Road Rockwell Centre, NY 11570	2,434

Ronald S. Johnson	Ronald S. Johnson 44360 Lakeside Drive Indian Wells, CA 92210	1,560

Bryant Hopper	Bryant Hopper 400 Main Street, Suite 600 Stamford, CT 06901	1,217

Karen Sancimino/Dupke	Karen Sancimino [Dupke] 1 Wildflower Court Columbus, NJ 08022	4,833

Campuslink Stockholders	Address	Shares
Wendy Foliano	Wendy Foliano 6335 Webster Church Dexter, MI 48130	3,222

Clinton Walker	Clint Walker Clarity Partners 100 North Crescent Drive Beverly Hills, CA 90210	36,109

Lodwrick Cook	Lodwrick M. Cook 1999 Avenue of the Stars 39th Floor Los Angeles, CA 90067	0

Joseph Golden	Joseph J. Golden 1987 Brookview Drive Saline, MI 48176	0

Sub-Total 1		6,499,803

Other Stockholders	Address	Shares

GKW Unified Holdings, LLC	Gary Winnick 1999 Avenue of the Stars 39th Floor Los Angeles, CA 90067	1,075,000

Kline Hawkes California, L.P.	Kline Hawkes California, L.P. 11726 San Vicente Blvd., Suite 300 Los Angeles, CA 90049	11,342

Clint Walker as Trustee of the Walker Living Trust	Clint Walker Clarity Partners 100 North Crescent Drive Beverly Hills, CA 90210	31,000

The Cook Family Trust dated 9/16/91	The Cook Family Trust dated 9/16/91 Lodwrick M. Cook 1999 Avenue of the Stars 39th Floor Los Angeles, CA 90067	240,841

Campuslink Stockholders	Address	Shares
The Joseph J. Golden Charitable Lead Annuity Trust	The Joseph J. Golden Charitable Lead Annuity Trust Laurel Golden Merrill Lynch Private Client Group 1987 Brookview Drive Saline, MI 48176	12,295

Sub-Total 2		1,370,478

Part II—Non-Accredited Investors

Thomas Fitzgerald	Thomas O. Fitzgerald 46 Briggsboro Lane Fairport, NY 14450	0

Richard Cunningham	Richard L. Cunningham, Jr. and Catherine E. Cunningham Joint Tenants with Rights of Survivorship 1872 Hidden Valley Drive Milford, MI 48380	4,331

Stephen Mayo	Stephen Mayo 3616 Meadow Lane Saline, MI 48176	0

Sub-Total 3		4,331

SCHEDULE 2

Stockholder	Allocated Portion of Shares of Class A Common Stock	Allocated Portion of CCS Secondary Portion, Participating Stockholder Secondary Component and Participating Stockholder Tertiary Component
Campuslink Stockholders

Alliance Cabletel Holdings, L.P.	2,465,478	31.3530%

Kline Hawkes California SBIC, L.P.	2,202,310	28.0063%

Union Labor Life Insurance Company Separate Account P	1,702,042	21.6445%

Robert Schwartz	64,498	0.8202%

Kenneth M. & Susan F. Kiraly	12,855	0.1635%

Richard Rizzutti	3,245	0.0413%

Peter Cracovaner	2,434	0.0310%

Ronald S. Johnson	1,560	0.0198%

Bryant Hopper	1,217	0.0155%

Richard Cunningham	4,331	0.0551%

Karen Sancimino/Dupke	4,833	0.0615%

Wendy Foliano	3,222	0.0410%

Clinton Walker	26,109	0.3320%

Lodwrick Cook	0	0%

Joseph Golden	0	0%

Stephen Mayo	0	0%

Thomas Fitzgerald	0	0%

Other Stockholders	Allocated Portion of Shares of Class A Common Stock	Allocated Portion of CCS Secondary Portion
GKW Unified Holdings, LLC	1,075,000	13.6705%

Kline Hawkes California, L.P.	11,342	0.1442%

Clint Walker as Trustee of the Walker Living Trust	30,000	0.3815%

The Cook Family Trust dated 9/16/91	240,841	3.0627%

The Joseph J. Golden Charitable Lead Annuity Trust dtd 3/20/00	12,295	0.1564%

Total	7,863,612	100.0000%

SCHEDULE 3

Registration Rights Subject to Waiver

1.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Daniel J. Venuti, PaeTec Corp. (the “Company”), PaeTec Communications, Inc. (the “Subsidiary”) and Arunas A. Chesonis (“Chesonis”).

2.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among John Baron, the Company, the Subsidiary and Chesonis.

3.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Richard J. Padulo, the Company, the Subsidiary and Chesonis.

4.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Richard E. Ottalagana, the Company, the Subsidiary and Chesonis.

5.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Edward J. Butler, Jr., the Company, the Subsidiary and Chesonis.

6.	Stock Rights Agreement, dated July 17, 1998, as amended, among Joseph D. Ambersley, the Company, the Subsidiary and Chesonis.

7.	Stock Rights Agreement, dated as of August 13, 1998, as amended, among Timothy J. Bancroft, the Company, the Subsidiary and Chesonis.

8.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Bradford M. Bono, the Company, the Subsidiary and Chesonis.

John Baron

Edward J. Butler, Jr.

Richard J. Padulo

Timothy J. Bancroft

Katherine A. Chapman

Registration Rights Subject to Waiver

Allkarim Somji

David Vaun Crumly

James N. Perry, Jr., Trustee of James N. Perry, Jr.

Jack Markell

JNP 1995 Trust

James H. Kirby

Woodcliff Partners, an Illinois General Partnership

Emile Karafiol

Paul J. Finnegan

PJF 1995 Trust by Mary M. Finnegan, Trustee

Kent S. Charugundla

Raymond T. Saucke

David R. Ferris

Nicholas Gentile

The Allen Group, A Partnership

Alan A. Edelstein

Alex F. Ferrini, Jr. and Karen F. Ferrini

Lewis Hay IV

Richard DeRose

David S. Hunt

Kingdom Investments, Limited

Lyda Hunt-Herbert Trusts-Douglas Herbert Hunt

Lyda Hunt-Herbert Trusts-Bruce William Hunt

Barbara Hunt Crow

Registration Rights Subject to Waiver

Lyda Hunt Allred

Noble Nash

Samer Tawfik

Eric Adolf Ruhle, Jr.

Gregory Spanellis

Larry V. Boyer

The Christopher E. Edgecomb Living Trust Dated April 25, 1998

STAR Telecommunications, Inc.

9.	Stock Purchase Agreement, dated as of November 16, 1998, as amended, between the Company and CIT Lending Services Corporation.

10.	Stock Purchase Agreement, dated as of August 13, 1998, as amended, between the Company and Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998.

11.	Stock Purchase Agreement, dated as of August 20, 1998, as amended, between the Company and Jeffrey P. Sudikoff.

12.	Stock Rights Agreement, dated as of October 30, 1998, as amended, among Katherine A. Chapman, the Company, the Subsidiary and Chesonis.

13.	Amended and Restated Registration Rights Agreement, dated as of February 4, 2000, among the Company and the other parties named therein.

14.	Stock Purchase Agreement, dated as of July 20, 1998, among Algimantas K. Chesonis, Chesonis, the Company and the Subsidiary.

15.	Stock Purchase Agreement, dated as of July 17, 1998, as amended, among Chesonis, the Company and the Subsidiary.

SCHEDULE 4

REGISTRATION TERMS, CONDITIONS AND PROCEDURES

1. In connection with the registration of shares of New Common Stock pursuant to Section 1.5, each Campuslink Stockholder hereby agrees as follows:

(i) to execute and deliver all documents reasonably requested by the lead managing Underwriters and all other documents reasonably customary in similar offerings, which documents shall be in reasonably customary form, including, without limitation, customary underwriting agreements (which shall include requirements for customary opinions of counsel to such Campuslink Stockholder), a custody agreement substantially in the form attached hereto as Exhibit K (which shall be executed prior to the time that the marketing of the IPO shall commence), a power of attorney substantially in the form attached hereto as Exhibit L (which shall be executed prior to the time that the marketing of the IPO shall commence), and indemnification agreements;

(ii) to furnish timely in writing to the Company the information required to be provided in the registration statement with respect to such Campuslink Stockholder pursuant to Items 507 and 508 of Regulation S-K under the Securities Act and such other information regarding such Campuslink Stockholder, the securities to be sold, and other pertinent matters requested by the Company as is reasonably necessary for inclusion in the registration statement relating to such offering pursuant to the Securities Act (such writing shall expressly state that it is being furnished to the Company for use in the preparation of a registration statement, preliminary prospectus, supplementary prospectus, final prospectus or amendment or supplement thereto, as the case may be); and

(iii) to cooperate with the Company in connection with the preparation of such registration statement and, for so long as the Company is obligated to file and keep effective the registration statement, to provide to the Company, in writing, all such information regarding such Campuslink Stockholder as the Company may from time to time reasonably request in writing and which is required in accordance with the Securities Act.

SCHEDULE 5

Formula for calculating the number of shares of

New Common Stock issuable pursuant to the Campuslink Stockholder Sale

I.	Principles applicable to all computations:

Calculation of the additional number of shares of New Common Stock that are issuable upon conversion of the Series A Preferred Stock before the QPO Amendment (excluding payment of accrued dividends)

•	134,000 shares of Series A Preferred Stock outstanding

•	$1,000 liquidation preference for Series A Preferred Stock

•	$7.50 existing Series A Conversion Price of Series A Preferred Stock

•	Common Stock issuable upon conversion of Series A Preferred Stock (excluding accrued dividends) based on $7.50 Series A Conversion Price = (134,000)($1,000)/7.5 = 17,866,667 shares

II.	Computational Example #1: Assumes IPO price of $5.00 per share of New Common Stock and Reclassification ratio of one share of Class A Common Stock into one share of New Common Stock

A.	Calculation of the additional number of shares of New Common Stock that are issued to the holders of the Series A Preferred Stock as a result of a reduction of the Series A Conversion Price pursuant to the QPO Amendment (excluding payment of accrued dividends):

•	Assumed initial public offering price per share of New Common Stock in the IPO = $5.00

•	New Series A Conversion Price=($5.00 (IPO price) x 1.0 (Reclassification ratio))/1.35 (Re-set value in QPO Amendment) = $3.7037

•	Class A Common Stock issuable upon conversion of Series A Preferred Stock on $3.7037 Series A Conversion Price = (134,000)($1,000)/$3.7037 = 36,180,036 shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock = 36,180,036-17,866,667 = 18,313,369 additional shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock, expressed as a percentage (rounded to the nearest one ten thousandth decimal point, with 0.00005 rounded up) = 18,313,369/17,866,667 = 102.5002%

B.	Calculation of Campuslink Stockholder Sale

Allocated portion for each Campuslink Stockholder:

	(a)		(a)x(b)=(c)
Campuslink Stockholder	Allocated shares of Class A Common Stock Entitled to Participate	(b) Percentage Increase	Allocated Participation in Campuslink Stockholder Sale (No. of Shares*)
Alliance Cabletel Holdings, L.P.	2,465,478	102.5002%	2,527,120

Kline Hawkes California SBIC, L.P. (CCS related)	1,703,652	102.5002%	1,746,247

Union Labor Life Insurance Company Separate Account P	1,702,042	102.5002%	1,744,596

Robert Schwartz	54,498	102.5002%	55,861

Kenneth M. & Susan F. Kiraly	12,855	102.5002%	13,176

Richard Rizzutti	3,245	102.5002%	3,326

Peter Cracovaner	2,434	102.5002%	2,495

Ronald S. Johnson	1,560	102.5002%	1,599

Bryant Hopper	1,217	102.5002%	1,247

Richard Cunningham	7,411	102.5002%	7,596

Thomas Fitzgerald	4,833	102.5002%	4,954

Wendy Foliano	3,222	102.5002%	3,303

Stephen Mayo	18,830	102.5002%	19,301

Karen Sancimino/Dupke	4,833	102.5002%	4,954

Clinton Walker	26,109	102.5002%	26,762

Lodwrick Cook	14,174	102.5002%	14,528

Joseph Golden	37,615	102.5002%	38,555

Total	6,064,008		6,215,620

*	Rounded to nearest whole share of New Common Stock.

III.	Computational Example #2: Assumes IPO price of $5.00 per share of New Common Stock and Reclassification ratio of one share of Class A Common Stock into one-half of one share of New Common Stock

A.	Calculation of the additional number of shares of New Common Stock that are issued to the holders of the Series A Preferred Stock as a result of a reduction of the Series A Conversion Price pursuant to the QPO Amendment (excluding payment of accrued dividends):

•	Assumed initial public offering price per share of New Common Stock in the IPO = $5.00

•	New Series A Conversion Price=($5.00 (IPO price) x 0.5 (Reclassification ratio))/1.35 (Re-set value in QPO Amendment) = $1.8519

•	Class A Common Stock issuable upon conversion of Series A Preferred Stock on $1.8519 Series A Conversion Price = (134,000)($1,000)/$1.8519 = 72,358,119 shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock = 72,358,119-17,866,667 = 54,491,452 additional shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock, expressed as a percentage (rounded to the nearest one ten thousandth decimal point, with 0.00005 rounded up) = 54,491,452/17,866,667 = 304.9895%

B.	Calculation of Campuslink Stockholder Sale

Allocated portion for each Campuslink Stockholder:

				(c)x0.5
Campuslink Stockholder	(a) Allocated shares of Class A Common Stock Entitled to Participate	(b) Percentage Increase	(a)x(b)=(c) (No. of Shares Before Reclassification*)	Allocated Participation in Campuslink Stockholder Sale (After Reclassification) (No. of Shares*)
Alliance Cabletel Holdings, L.P.	2,465,478	304.9895%	7,519,449	3,759,725

Kline Hawkes California SBIC, L.P. (CCS related)	1,703,652	304.9895%	5,195,960	2,597,980

Union Labor Life Insurance Company Separate Account P	1,702,042	304.9895%	5,191,049	2,595,525

Robert Schwartz	54,498	304.9895%	166,213	83,107

Kenneth M. & Susan F. Kiraly	12,855	304.9895%	39,206	19,603

Richard Rizzutti	3,245	304.9895%	9,897	4,948

Peter Cracovaner	2,434	304.9895%	7,423	3,712

Ronald S. Johnson	1,560	304.9895%	4,759	2,379

Bryant Hopper	1,217	304.9895%	3,712	1,856

Richard Cunningham	7,411	304.9895%	22,603	11,301

Thomas Fitzgerald	4,833	304.9895%	14,740	7,370

Wendy Foliano	3,222	304.9895%	9,827	4,913

Stephen Mayo	18,830	304.9895%	57,430	28,715

Karen Sancimino/Dupke	4,833	304.9895%	14,740	7,370

Clinton Walker	26,109	304.9895%	79,630	39,815

Lodwrick Cook	14,174	304.9895%	43,229	21,615

Joseph Golden	37,615	304.9895%	114,722	57,361

Total	6,064,008		18,494,588	9,247,294

*	Rounded to nearest whole share of New Common Stock.

IV.	Computational Example #3: Assumes IPO price of $10.10 per share of New Common Stock and Reclassification ratio of one share of Class A Common Stock into one share of New Common Stock

A.	Calculation of the additional number of shares of New Common Stock that are issued to the holders of the Series A Preferred Stock as a result of a reduction of the Series A Conversion Price pursuant to the QPO Amendment (excluding payment of accrued dividends):

•	Assumed initial public offering price per share of New Common Stock in the IPO = $10.10

•	New Series A Conversion Price=($10.10 (IPO price) x 1.0 (Reclassification ratio))/1.35 (Re-set value in QPO Amendment) = $7.4815

•	Class A Common Stock issuable upon conversion of Series A Preferred Stock on $7.4815 Series A Conversion Price = (134,000)($1,000)/$7.4815 = 17,910,847 shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock = 17,910,847-17,866,667 = 44,180 additional shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock, expressed as a percentage (rounded to the nearest one ten thousandth decimal point, with 0.00005 rounded up) = 17,910,847/17,866,667 = 2.4728%

B.	Calculation of Campuslink Stockholder Sale

Allocated portion for each Campuslink Stockholder:

	(a)		(a)x(b)=(c)
Campuslink Stockholder	Allocated shares of Class A Common Stock Entitled to Participate	(b) Percentage Increase	Allocated Participation in Campuslink Stockholder Sale (No. of Shares*)
Alliance Cabletel Holdings, L.P.	2,465,478	2.4728%	60,966

Kline Hawkes California SBIC, L.P. (CCS related)	1,703,652	2.4728%	42,128

Union Labor Life Insurance Company Separate Account P	1,702,042	2.4728%	42,088

Robert Schwartz	54,498	2.4728%	1,348

	(a)		(a)x(b)=(c)
Campuslink Stockholder	Allocated shares of Class A Common Stock Entitled to Participate	(b) Percentage Increase	Allocated Participation in Campuslink Stockholder Sale (No. of Shares*)
Kenneth M. & Susan F. Kiraly	12,855	2.4728%	318

Richard Rizzutti	3,245	2.4728%	80

Peter Cracovaner	2,434	2.4728%	60

Ronald S. Johnson	1,560	2.4728%	39

Bryant Hopper	1,217	2.4728%	30

Richard Cunningham	7,411	2.4728%	183

Wendy Foliano	3,222	2.4728%	80

Stephen Mayo	18,830	2.4728%	466

Thomas Fitzgerald	4,833	2.4728%	120

Karen Sancimino/Dupke	4,833	2.4728%	120

Clinton Walker	26,109	2.4728%	646

Lodwrick Cook	14,174	2.4728%	350

Joseph Golden	37,615	2.4728%	930

Total	6,064,008		149,951

*	Rounded to nearest whole share of New Common Stock.

V.	Computational Example #4: Assumes IPO price of $10.10 per share of New Common Stock and Reclassification ratio of one share of Class A Common Stock into two-fifths of one share of New Common Stock

A.	Calculation of the additional number of shares of New Common Stock that are issued to the holders of the Series A Preferred Stock as a result of a reduction of the Series A Conversion Price pursuant to the QPO Amendment (excluding payment of accrued dividends):

•	Assumed initial public offering price per share of New Common Stock in the IPO = $10.10

•	New Series A Conversion Price = ($10.10 (IPO price) x 0.4 (Reclassification ratio))/1.35 (Re-set value in QPO Amendment) = $2.9926

•	Class A Common Stock issuable upon conversion of Series A Preferred Stock on $2.9926 Series A Conversion Price = (134,000)($1,000)/$ 2.9926 = 44,777,117 shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock = 44,777,117-17,866,667 = 26,910,450 additional shares

•	Additional number of shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock, expressed as a percentage (rounded to the nearest one ten thousandth decimal point, with 0.00005 rounded up) = 44,777,117/17,866,667 = 250.6182%

B.	Calculation of Campuslink Stockholder Sale

Allocated portion for each Campuslink Stockholder:

	(a)	(b)	(a)x(b)=(c)	(c)x0.4
Campuslink Stockholder	Allocated shares of Class A Common Stock Entitled to Participate	Percentage Increase	(No. of Shares Before Reclassification*)	Allocated Participation in Campuslink Stockholder Sale (After Reclassification) (No. of Shares*)
Alliance Cabletel Holdings, L.P.	2,465,478	250.6182%	6,178,937	2,471,575

Kline Hawkes California SBIC, L.P. (CCS related)	1,703,652	250.6182%	4,269,662	1,707,865

Union Labor Life Insurance Company Separate Account P	1,702,042	250.6182%	4,265,627	1,706,251

Robert Schwartz	54,498	250.6182%	136,582	54,633

Kenneth M. & Susan F. Kiraly	12,855	250.6182%	32,217	12,887

Richard Rizzutti	3,245	250.6182%	8,133	3,253

	(a)	(b)	(a)x(b)=(c)	(c)x0.4
Campuslink Stockholder	Allocated shares of Class A Common Stock Entitled to Participate	Percentage Increase	(No. of Shares Before Reclassification*)	Allocated Participation in Campuslink Stockholder Sale (After Reclassification) (No. of Shares*)
Peter Cracovaner	2,434	250.6182%	6,100	2,440

Ronald S. Johnson	1,560	250.6182%	3,910	1,564

Bryant Hopper	1,217	250.6182%	3,050	1,220

Richard Cunningham	7,411	250.6182%	18,573	7,429

Thomas Fitzgerald	4,833	250.6182%	12,112	4,845

Wendy Foliano	3,222	250.6182%	8,075	3,230

Stephen Mayo	18,830	250.6182%	47,191	18,877

Karen Sancimino/Dupke	4,833	250.6182%	12,112	4,845

Clinton Walker	26,109	250.6182%	65,434	26,174

Lodwrick Cook	14,174	250.6182%	35,523	14,209

Joseph Golden	37,615	250.6182%	94,270	37,708

Total	6,064,008		15,197,508	6,079,003

*	Rounded to nearest whole share of New Common Stock.

Schedule 6

Alliance Cabletel Holdings, L.P., Kline Hawkes California SBIC, L.P., Kline Hawkes California, L.P. and/or Union Labor Life Insurance Company Separate Account P shall be permitted to Transfer an aggregate of 100,000 shares of Class A Common Stock or New Common Stock to Joseph J. Golden and an aggregate of 80,000 shares of Class A Common Stock or New Common Stock to Robert I. Schwartz pursuant to options to purchase shares of the Company’s common stock outstanding as of the date hereof.

Exhibit A

Written Consent of Stockholders

Omitted

Exhibit B

Series A Stockholder Agreement

See Exhibit 10.14 to

Registration Statement on Form S-1

Exhibit C

Initial Investors’ Stock Purchase Agreement

See Exhibit 10.13 to

Registration Statement on Form S-1

Exhibit D

Founding Stockholders’ Agreement

See Exhibit 10.5 to

Registration Statement on Form S-1

Exhibit E

Amendment No. 1 to Equity Purchase Agreement

See Exhibit 10.16.2 to

Registration Statement on Form S-1

Exhibit F

Termination Agreement (to Preferred Stockholders’ Agreement)

Omitted

Exhibit G

Voting Agreement

See Exhibit 10.3 to

Registration Statement on Form S-1

Exhibit H-1

Letter Agreement with Pacific Capital Group, Inc.

See Exhibit 10.15.1 to

Registration Statement on Form S-1

Exhibit H-2

Letter Agreement with Kline Hawkes & Co.

See Exhibit 10.15.2 to

Registration Statement on Form S-1

Exhibit I

Amendment No. 1 to Third Amended and Restated Loan and Security Agreement

and to Second Amended and Restated Guaranty

See Exhibit 10.1.3 to

Registration Statement on Form S-1

Exhibit J

Form of Lock-up Letter

Omitted

Exhibit K

Form of Custody Agreement

Omitted

Exhibit L

Form of Power of Attorney

Omitted